UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2005

FIFTH THIRD BANCORP

(Exact name of registrant as specified in its charter)

Ohio

(State or other jurisdiction of incorporation)

0-8076	31-0854434
(Commission File Number)	(IRS Employer Identification No.)

Fifth Third Center 38 Fountain Square Plaza, Cincinnati, Ohio	45263
(Address of principal executive offices)	(Zip Code)

(513) 534-5300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2005, Fifth Third Bancorp issued a press release announcing that it had entered into an agreement with R. Mark Graf, its Chief Financial Officer and Senior Vice President, regarding his resignation as an officer and employee of the Registrant. Under the terms of the agreement, Mr. Graf has indicated that he will resign on the earlier of: (1) two weeks after a new Chief Financial Officer is named by Fifth Third, or (2) January 31, 2006. In exchange for his current salary, Mr. Graf will provide transition, advisory and consulting services to Fifth Third for a period of twelve months after his resignation. After that twelve month period, Mr. Graf may continue to provide advisory services to Fifth Third for a period of up to an additional six months or until he secures other employment and therefore cannot provide advisory services to Fifth Third, whichever occurs first, in exchange for the Registrant providing him with 75% of his current salary during the period he continues in an advisory capacity. Mr. Graf will be eligible to receive Fifth Third’s health and dental benefits while he is receiving payments as an advisor to Fifth Third. Under the agreement Mr. Graf is subject to customary restrictions on solicitation and use of proprietary information.

A copy of the above-referenced press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

As disclosed in Item 1.01 above, on September 26, 2005, Fifth Third announced that it had entered into an agreement with R. Mark Graf, its Chief Financial Officer and Senior Vice President, regarding his resignation as an officer and employee of the Registrant. Under the terms of the agreement, Mr. Graf has indicated that he will resign on the earlier of: (1) two weeks after a new Chief Financial Officer is named by Fifth Third, or (2) January 31, 2006.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99.1 - Press release dated September 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIFTH THIRD BANCORP
(Registrant)

September 26, 2005	By:	/S/ GEORGE A. SCHAEFER, JR.
George A. Schaefer, Jr.
President and Chief Executive Officer